Exhibit 4.1
EXECUTED VERSION
THIRD AMENDMENT AND SUPPLEMENT TO
RIGHTS AGREEMENT
     This AMENDMENT, dated as of March 4, 2009 (this “Amendment”), is made to the Rights Agreement dated as of April 23, 2002, as amended by the First Amendment and Supplement to Rights Agreement, dated as of March 5, 2003, and the Second Amendment and Supplement to Rights Agreement, dated as of June 6, 2003 (as amended, the “Rights Agreement”), by and between GEVITY HR, INC. (f/k/a Staff Leasing, Inc. d/b/a Gevity HR) (the “Company”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company, TriNet Group, Inc., a Delaware corporation (“Parent”) and Gin Acquisition, Inc., a Florida corporation and a wholly owned subsidiary of Parent, intend to enter into an Agreement and Plan of Merger to be dated the date hereof (as the same may be amended from time to time, the “Merger Agreement”);
     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent and certain shareholders of the Company intend to enter into a Voting Agreement to be dated the date hereof (as the same may be amended from time to time, the “Voting Agreement”);
     WHEREAS, the Company desires to amend the Rights Agreement to render such agreement inapplicable to the Merger (as defined in the Merger Agreement), the other transactions contemplated by the Merger Agreement, the Voting Agreement and the transactions contemplated by the Voting Agreement;
     WHEREAS, the Board of Directors of the Company has approved the amendment of the Rights Agreement and the execution and delivery of this Amendment; and
     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may, and the Rights Agent shall, if so directed by the Company, from time to time, supplement or amend the Rights Agreement.
     NOW, THEREFORE, in consideration of the foregoing, the Company and the Rights Agent hereby agree as follows:
     Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:
          (a) the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
               “Notwithstanding anything in this Agreement to the contrary, none of Parent, or any stockholder, Affiliate or Associate of Parent shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement;”
          (b) the following definitions shall be added to Section 1 of the Rights Agreement and the remaining sections shall be renumbered accordingly:
               (dd) “Parent” shall mean TriNet Group, Inc., a Delaware corporation.
               (ee) “Merger” shall have the meaning assigned to such term in the Merger Agreement.
               (ff) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 4, 2009, by and among Parent, Gin Acquisition, Inc., and the Company.
               (gg) “Voting Agreement” shall mean the Voting Agreement, dated as of March 4, 2009, by and among Parent and certain shareholders of the Company.
          (c) the definition of “Distribution Date” in Section 1(h) of the Rights Agreement is amended to add the following sentence at the end thereof:
               “Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement;”
          (d) The definition of “Share Acquisition Date” in Section 1(y) of the Rights Agreement is amended by adding the following new sentence at the end thereof:
               “Notwithstanding anything in this Rights Agreement to the contrary, a Share Acquisition Date shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement;”
          (e) The definition of “Triggering Event” in Section 1(cc) of the Rights Agreement is amended by adding the following new sentence at the end thereof:
               “Notwithstanding anything in this Rights Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the transactions contemplated by the Voting Agreement;”
          (f) A new Section 23(d) of the Rights Agreement is added as follows:

                    “Notwithstanding anything in this Rights Agreement to the contrary, the Rights will expire in their entirety immediately prior to the Effective Time (as defined in the Merger Agreement) without any payment being made in respect thereof.”
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GEVITY HR, INC.
By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Senior Vice President, Chief Legal Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President